EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into July 30, 2013 by and among Okana Ventures, Inc., 101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV89109 ("Purchaser") and Vansen Pharma, Inc. 1600-3500 boul. De Maisonneuve O., Westmount, Québec, CANADA, H4Z 3C1 ("Seller").

RECITALS

WHEREAS, Seller is the owner of certain assets described in Article II below (the "Purchased Assets"), related to the products described on Exhibit A (the "Products");

WHEREAS, the Parties desire that, at the Closing, Purchaser shall purchase from Seller all of the Purchased Assets and assume all of the Assumed Liabilities upon the following terms and conditions:

NOW, THEREFORE, the Parties hereby agree as follows:

Article I.
Definitions and Terms

1.1 Definitions.  The following terms are used in more than one Article of this Agreement and have the following meanings.  Other defined terms may occur in one Article only and are defined therein:

"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, ownership of more than fifty percent (50%) of the voting securities of such Person.

"Ancillary Agreements" shall mean the Assignment and Assumption Agreement, Bill of Sale and the Transition Services Agreement.

"Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement in the form attached as Exhibit B to this Agreement, providing for the assignment of the Assumed Contracts and Seller's rights under purchase orders that are not fully satisfied prior to Closing.

"Assumed Contracts" shall mean (i) the Transferred License and (ii) the other contracts set forth in Schedule 2.1(a) which Purchaser has the right, but not the obligation to require Seller to assign to Purchaser prior to expiry of the Transition Services Agreement.

"Assumed Liabilities" shall have the meaning set forth in Section 2.3.

“Bill of Sale” shall mean the Bill of Sale executed by the parties as of the Closing Date and attached as Exhibit C.

E-A-1

"Books and Records" shall mean all files, documents, books, records, lists, procedures, manuals and other materials (in any form), regardless of whether created by Seller, acquired from third parties, maintained in Seller's possession or control, including financial and accounting records; catalogues; competitive intelligence, advertising, detail aids, sales and promotional and marketing materials; training and educational materials; market research; business plans; price lists; correspondence; customer, mailing and distribution lists; referral sources; photographs; customer lists, supplier lists; call data; call notes; prosecution history, records and related files; purchasing materials and records; clinical data files; formulae and specifications used for design, manufacture, packaging and labeling; manufacturing, cGMP and quality control records and procedures (including batch records and batch samples); production data; process validation reports; stability data; blueprints; research and development files, records, data and laboratory books; the dossiers supporting any Product Registrations; other regulatory, medical affairs and pharmacovigilance records, including adverse event documentation and complaint documentation; intellectual property documentation and disclosures; service and warranty records; sales order files; website and other Internet content.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by Law or Governmental Order to close.

"Closing" shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

"Closing Date" shall have the meaning set forth in Section 3.1.

"GAAP" shall mean accounting principles generally accepted in the United States, as in effect from time to time.

"Governmental Authority" shall mean any supranational, national, federal, provincial, state or local judicial, legislative, executive, administrative or regulatory authority, board, commission, body or instrumentality.

"Governmental Authorization" shall mean any approval, certificate, clearance, consent, exemption, governmental order, license, permit, registration, variance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

"Inventory” and “Inventories" shall mean all inventories of active pharmaceutical ingredient, work in progress and finished goods of each Product owned as of the Closing by Seller, and shall include any samples, as set out in Schedule 5.10.

"Law" shall mean any national, federal, territorial, state, provincial, regional, foreign, municipal or local law (including common law and civil law), statute, ordinance, rule, regulation, code, treaty, decree, ruling, directive or order, in each case, of, or issued by, any Governmental Authority.

"Liabilities" shall mean any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

"Lien" shall mean, with respect to any property, right or other asset, any lien, security interest, option, mortgage, pledge, condition, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, title retention clause, equitable interest, encumbrance, right of first refusal or other restriction or similar claim of any kind, character or description, whether or not of record, or any contract to give any of the foregoing, in respect of such property or asset.

"Material Adverse Effect" shall mean any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the Purchased Assets taken as a whole or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes or effects in general economic or financial conditions; (B) changes in Laws or GAAP; (C) changes or effects that generally affect the pharmaceutical industry; or (D) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism.

"Party" shall mean Purchaser or Seller individually, as the context so requires, and the term "Parties" shall mean, collectively, Seller and Purchaser.

"Person" shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a Governmental Authority, a trust or any other entity or organization.

"Product" or "Products" shall mean those products set out on Exhibit A.

"Product Liability” shall mean liability resulting from a claim by any individual or Governmental Authority that a Product has caused or is likely to cause injury or damage as a result of its being defective or inherently dangerous.

"Product Registrations" shall mean the Governmental Authorizations necessary to permit the development, manufacture, marketing, import, distribution, or sale of the Products.

"Purchased Assets" shall have the meaning set forth in Section 2.1.

"Representatives" shall mean, with respect to each Party, its and its Affiliates' respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, consultants, agents and others acting on their behalf.

"Retained Liabilities" shall have the meaning set forth in Section 2.4.

“1933 Act” means the U.S. Securities Act of 1933, as amended.

"Seller Disclosure Letter" shall mean the written disclosure letter delivered separately by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

"Seller Names" shall mean the names, logos and trademarks of Seller and its Affiliates used with respect to the Products by Seller and its Affiliates prior to the Closing.

"Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, ad valorem, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

"Taxing Authority" shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

"Transferred License" shall mean the License and Supply Agreement entered into as of the 10th day of April, 2012 by and between Meiji Seika Pharma Co., Ltd., and the Seller.

 “Transition Services Agreement” shall mean the Transition Services Agreement executed by the parties as of the Closing Date and attached as Exhibit D.

Article II.
Purchase and Sale

2.1 Purchase and Sale of Assets.  At the Closing, Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

(a) the Assumed Contracts;

(b) the Books and Records;

(c) the Inventories;

(d) the Product Registrations;

2.2 Excluded Assets.  Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets.

2.3 Assumed Liabilities.  Purchaser agrees, effective at the Closing, to assume the following:

(a)	all Liabilities to customers, suppliers or other third parties based solely on acts relating to the Purchased Assets arising or incurred after the Closing Date;

(b)
all Liabilities, including Product Liabilities, arising out of or relating to any sale of the Product sold by Purchaser, an Affiliate of Purchaser, or a third party directed by Purchaser after the Closing Date; and

(c)
all Liabilities relating solely to the return of any Product, without regard to when such Product was sold, provided, however, that Purchaser shall not be responsible for any Product Liability related to or arising out of the distribution, including but not limited to sales, of Product prior to the Closing Date.

2.4 Retained Liabilities.  Except as set forth in Section 2.3, Seller shall retain and, as between Seller and Purchaser, be solely responsible for all Liabilities, including product Liabilities, to all parties, including customers, suppliers or other third parties, relating to any sale or disposal of the Product before the Closing Date or relating to the Purchased Assets arising or incurred before the Closing Date, and all Liabilities to the extent such Liabilities are attributable to Seller's breaches or defaults under an Assumed Contract that occurred prior to the Closing Date.

2.5 Purchase Price.  In consideration of the sale and transfer of the Purchased Assets, Purchaser shall:

(a)
pay to Seller at the Closing an amount (the "Closing Purchase Price") equal to US$900,000 in cash and such number of shares of common stock of the Purchaser equal to fifty point zero eight five percent (50.085%) of the entire issued and outstanding common stock of the Purchaser (the “Common Stock”), such amount to be paid by wire transfer of immediately available funds in accordance with written instructions given to the Purchaser by the Seller; and

(b)	assume, effective at the Closing, and thereafter satisfy and discharge the Assumed Liabilities.

2.6 Allocation of Purchase Price.  The Parties agree that the Closing Purchase Price shall be allocated to Inventory, samples and coupons bearing Seller’s name.  In the event that any Taxing Authority disputes the Parties allocation, each Party shall promptly notify the other Parties in writing of the nature of such dispute.

2.7  Taxes.

(a)
United States Taxes - All transfer, documentary sales, use, value-added, gross receipts, stamp, registration or similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing that may be imposed, payable, collectible or incurred in connection with this Agreement and the transactions contemplated hereby and payable to any local, state or Federal tax agency of the United States shall be paid by the Purchaser. Purchaser and Seller shall cooperate in timely making all Tax returns as may be required to comply with applicable Laws.

(b)
Canada Taxes - All transfer, documentary sales, use, value-added, gross receipts, stamp, registration or similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing that may be imposed, payable, collectible or incurred in connection with this Agreement and the transactions contemplated hereby and payable to any local, Province, or Federal tax agency of Canada shall be paid by the Seller. Purchaser and Seller shall cooperate in timely making all Tax returns as may be required to comply with applicable Laws.

(c)
All personal property Taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and Seller as of the Closing. The amount of all such prorations payable by the Party that is not required to pay such Tax under applicable Law shall be paid to the Party required to pay such Tax under applicable Law fifteen (15) days before the date such Tax becomes due and payable and such amount shall be timely remitted to the applicable Taxing Authority; provided, however, that if such Tax has already been paid to the Taxing Authority prior to the Closing Date, then such amounts shall be paid on the Closing Date to the Party required to pay such Taxes under applicable Law.

(d)
Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of such Transfer Taxes or property Taxes and to minimize any such Transfer Taxes or property Taxes.

2.8 Risk of Loss.  Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller. Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

Article III.
Closing

3.1 Closing Date.  The Closing shall take place at such time and place as the Parties may mutually agree but shall not be unreasonably delayed. The date on which the Closing occurs is referred to as the "Closing Date".

3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)  to the extent it is practicable to do so, physical possession of the Inventories; and

(ii) an executed counterpart of each of the Ancillary Agreements.

(b) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i) the Closing Purchase Price pursuant to Section 2.5; and

(ii) an executed counterpart to each of the Ancillary Agreements.

Article IV.
Transfer of Product Registrations and Delivery of Books and Records

4.1 Notice to FDA.

(a)
Prior to the expiry of the Transition Services Agreement, Seller shall deliver a letter or letters and all other necessary forms to the FDA transferring the rights to the Product Registrations to Purchaser (or its designate) and a letter or letters and all other necessary forms to the FDA, notifying it of the transfer of the Product Registrations to Purchaser (or its designate), as well as any similar letters to any other applicable Governmental Authority.

(b)
Concurrent with the delivery of a letter or letters by Seller pursuant to Section 4.1(a) above, Purchaser shall deliver a letter or letters to the FDA assuming responsibility for the Product Registrations from Seller and a letter or letters to the FDA, notifying it of the transfer of the Product Registrations from Seller to Purchaser (or its designate), as well as any similar letters to any other applicable Governmental Authority.

(c)
Notwithstanding any delay in transferring the rights to the Product Registrations to Purchaser (or its designate), as between the Parties, Purchaser shall be exclusively responsible for, and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, handling or sale of the Products by or on behalf of Purchaser after the Closing.

4.2 Books and Records Delivery.  As soon as practical after the Closing Date and in no event after the expiration of the Transition Services Agreement, Seller shall deliver to Purchaser (or its designate), in physical and electronic form, all Books and Records prepared in connection with, supporting or otherwise relating to the Product or Product Registrations, including all correspondence between Seller or any of its representatives and the applicable Governmental Authority, all currently approved or required packaging or labelling and any other existing files and dossiers, in each case to the extent relating to any Product Registration or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product.

4.3 Commercially Reasonable Efforts.  Seller shall use all commercially reasonable efforts to complete the transfer of each Product Registration as promptly as practicable after the Closing.  Purchaser and its Affiliates shall use all commercially reasonable efforts to assist Seller in the transfer of the Product Registrations, accept the transfer of the Product Registrations and formalize with Seller and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents. Following such transfer, Seller shall not retain any rights in any Product Registration.

Article V.
Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

5.2 Authority.  Seller has all requisite company or corporate power and authority to own and operate the Purchased Assets, to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all requisite company or corporate action on the part of Seller.

5.3 Non-Contravention. The execution and delivery of, and the performance of the actions contemplated by this Agreement and each Ancillary Agreement by Seller, will not violate any provision, conflict with, or result in the breach of any Assumed Contract, or result in a breach of any applicable Law.

5.4 Governmental Authorization. Seller has obtained all Governmental Authorizations required by or with respect to Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

5.5 Legal Proceedings.  There is no pending or threatened, complaint, claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, investigation, arbitration, mediation or alternative dispute resolution proceeding by or before a Governmental Authority relating to the Purchased Assets.

5.6 Compliance with Laws.

(a)
Since March 7, 2012 the Seller has been in compliance in all material respects with, and the Seller is not under investigation by a Governmental Authority with respect to any material violation of, any Law applicable to the Purchased Assets.

(b)
All Product Registrations have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each Product Registration held by it with respect to the Products.

5.7 Assumed Contracts.

(a)
The Assumed Contracts are valid and binding agreements of Seller and are in full force and effect; no party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate or modify, any Assumed Contract.

(b)	Seller has provided Purchaser a complete and accurate copy of each Assumed Contract, including all modifications and amendments thereto and waivers thereunder.

5.8 Intellectual Property.

(a)
Seller is the sole and exclusive licensee of all the intellectual property covered by the Transferred License. Seller has not granted any rights or licenses of any kind relating to any such intellectual property and has not itself challenged the validity of such intellectual property.

(b)	No third party is infringing any intellectual property covered by the Transferred License.

(c)	The manufacture and sale of the Products does not infringe any intellectual property of any Person.

(d)	Seller has all necessary rights to grant to Purchaser the rights to the Seller Names pursuant to Section 7.

5.9 Title to Purchased Assets.  Seller owns the Purchased Assets free and clear of all Liens.

5.10 Inventories.  All Inventories that are finished goods of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice and owned free and clear of all encumbrances, conform to all applicable specifications in, and have been manufactured in compliance with, all applicable Governmental Authorizations.

5.11 Suppliers.  There are no suppliers of Inventory other than those that are party to Assumed Contracts.

5.12 Tax Matters.

(a)
Seller has paid on a timely basis all Taxes relating to the Purchased Assets that are due and payable. There are no Liens with respect to Taxes on any of the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable.

(b)
There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Seller which would reasonably be expected to result in any Liens on any Purchased Asset or result in any material liability of Purchaser for any Tax.

5.13 Regulatory Matters.

(a)
Seller holds all Product Registrations required by any Governmental Authority and all such Product Registrations are valid and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to any Governmental Authority any right of termination or cancellation of any Product Registration. No event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Product Registration, except as would not be material with respect to the Products and the Purchased Assets.

(b)
Seller has completed and filed all reports, documents, claims, permits and notices required by any Governmental Authority in order to maintain the Product Registrations. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Seller, nor to Seller's Knowledge, any representative or distributor of Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(c)	Seller has not voluntarily or involuntarily initiated or caused to be initiated any recall "dear doctor" letter relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(d)	Neither Seller nor any other Person has received any written notice that any Governmental Authority has:

(i)	commenced, or threatened to initiate, any action to request the recall of any Product;

(ii)	commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product; or

(iii)
issued any demand letter, finding of deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of any Product, except as would not be material with respect to the Products and the Purchased Assets.

(e)
Neither the Seller nor any other Person has received any warning letter from the FDA or any other Governmental Authority regarding inappropriate advertising or marketing of any Product or any written notice of any actual or potential violation of Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f)	There have been no material audits, inspections or investigations of records by a Governmental Authority (other than in respect of Taxes) relating to the Purchased Assets.

5.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

5.15 Personnel. All of the personnel listed on Section 5.15 of the Disclosure Letter are employees in good standing with Seller. Seller has made available to Purchaser a schedule setting forth the compensation earned by each of the Personnel as of the date of Closing.

5.16 No Public Sale or Distribution. Seller is acquiring the Common Stock for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act.

5.17 Accredited Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the 1933 Act.

5.18 Reliance on Exemptions. Seller understands that the Common Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Common Stock.

5.19 Information. Seller has been furnished with all materials relating to the business, finances and operations of Purchaser and materials relating to the offer and sale of the Common Stock which have been requested by Seller, including a copy of Purchaser’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, if any. Seller has been afforded the opportunity to ask questions of, and receive answers from, Purchaser concerning the offer and sale of the Common Stock and to obtain any additional information Seller has requested which is necessary to verify the accuracy of the information furnished to Seller concerning Purchaser and such offering. Seller understands that its investment in the Common Stock involves a high degree of risk. Seller understands that Purchaser is a start-up company and has not generated revenues from business operations. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Stock.

5.20 No Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Common Stock or the fairness or suitability of the investment in the Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Common Stock.

5.21 Transfer or Resale. Seller understands that (i) the Common Stock has not been and is not being registered under the 1933 Act, or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Seller shall have delivered to Purchaser (if requested by Purchaser) an opinion of counsel to Seller, in a form reasonably acceptable to Purchaser, to the effect the such Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Seller provides Purchaser with reasonable assurance the such Common Stock can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act; (ii) any sale of the Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Common Stock under circumstances in which Seller or person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and (iii) neither Purchaser nor any other person is under any obligation to register the Common Stock under the 1933 Act, or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

5.22 Legends. Seller understands that the certificate or certificates representing the Common Stock shall bear any legend required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

NEITHER THE ISSUANCE AND SALE OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE COMMON STOCK MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE COMMON STOCK UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Article VI.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

6.1 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2 Authority; Binding Effect.  Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser.

6.3 Issuance of Common Stock. The issuance of the Common Stock to Seller has been duly authorized and when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof. Subject to the accuracy of the representations made by Seller in Article V, the offer and issuance by the Common Stock is exempt from registration under the 1933 Act.

6.4 Non-Contravention. The execution and delivery of, and the performance of the actions contemplated by this Agreement and each Ancillary Agreement by Purchaser will not violate any applicable Law.

6.5 Governmental Authorization. Purchaser has obtained all Governmental Authorizations required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

6.6 Brokers.  A broker, finder or investment banker is entitled to a brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.  Purchaser is responsible for any such fee or commission set forth in this Section.

Article VII.
Covenants

7.1 Information and Documents.  Purchaser and Seller will retain all Books and Records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under applicable Laws (giving effect to any and all extensions or waivers), and, if relating to other than Tax matters, for the period specified under such retaining Party's document retention policy or, if longer, the longest period specified under applicable Laws.

7.2 Trade Notification.  Seller and Purchaser shall consult with each other on the timing, method, form and content of notifications to customers and suppliers of the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other.

7.3 Use of Seller Names.  Seller hereby grants Purchaser the exclusive right and license to use the Seller Names solely to the extent necessary to allow Purchaser to market, distribute and sell the Products, utilizing the labels and packaging and coupons included in the Purchased Assets bearing such Seller Names.  Post-Closing, the Seller shall not use any Seller Names or any variation thereof or any name containing “Vansen Pharma” with respect to its business, products, website or any promotion materials and shall, as soon as reasonably practical after Closing and in any event prior to expiry of the Transition Services Agreement, change its corporate name.  The Seller shall take all necessary steps and corporate proceedings in order to assist in, and consent to, the Purchaser’s change of name to “Vansen Pharma” or any variation thereof.

7.4 Further Assurances.  Following the Closing and, for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to assign, convey or transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed.

7.5 Bulk Transfer Laws.  Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.  Seller acknowledges that Purchaser and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

7.6 Licenses and Additional Rights.  To the extent that Seller has any right, asset or other property, whether tangible or intangible, but excluding any contract, license, agreement or commitment, that is necessary with respect to the Products and the Purchased Assets following the Closing in a manner consistent with Seller's conduct with respect to the Products and the Purchased Assets as of the date hereof, and would be a Purchased Asset hereunder but for the fact such right, asset or other property is not used primarily with respect to the Products by Seller prior to the Closing, Seller shall use commercially reasonable efforts to enter into an arrangement under which Purchaser is provided the benefits of such right, asset or other property and assumes any related obligations, provided, however that Seller shall have no obligation to make any payments to third parties in performing its obligations under this Section.

7.7 Financial Statements. From and after the Closing, Seller shall use its best efforts to (a) assist Purchaser in the prompt and timely preparation of such financial statements and pro forma financial information with respect to the business relating to the Purchased Assets for such pre-Closing periods as Purchaser shall reasonably request to comply with its financial reporting requirements pursuant to rules and regulations of the United States Securities and Exchange Commission, including Regulation S-X, (b) provide any consent necessary for the filing of such financial statements referred to in (a), and (c) provide such customary representation letters as are necessary in connection therewith.

7.8 Conduct of Business Post Closing. From Closing until expiry of the Transitional Service Agreement, the Seller, as agent of the Purchaser and subject to the control of and direction of the Purchaser, shall conduct the business related to the Purchased Assets (a) as carried on by the Seller prior to Closing, (b) consistent with past practice of the Seller, (c) in the ordinary course of normal day-to-day operations, and (d) in accordance with the Transition Services Agreement.

Article VIII.
Indemnification

8.1 Indemnification by Seller.  Subject to the provisions of this Article VIII, Seller will defend, indemnify and hold harmless Purchaser, its successors and assigns (each a "Purchaser Indemnified Party"),  from and against any and all penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes, awards and Liabilities, including reasonable attorneys' fees (collectively, "Losses") arising from or relating to the following:

(a)	any Retained Liability as defined in Section 2.4;

(b)	any breach by Seller of any of its covenants or agreements contained in this Agreement; and

(c)	any breach of any representation or warranty of Seller contained in this Agreement.

8.2 Indemnification by Purchaser.  Subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Seller, its successors and assigns (each a "Seller Indemnified Party"), from and against any and all Losses arising from or relating to the following:

(a)	any Assumed Liability as defined in Section 2.3;

(b)	any breach by Purchaser of any of its covenants or agreements contained in this Agreement; or

(c)	any breach of any representation or warranty of Purchaser contained in this Agreement.

8.3 Notice of Claims.  If any of the Persons to be indemnified under this Article VIII (the "Indemnified Party") has suffered or incurred any Loss, the Indemnified Party shall so notify the Party from whom indemnification is sought (the "Indemnifying Party") promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding (in equity or at law) is instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and offer to tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by the Indemnified Party to give notice and to offer to tender the defense of any claim, action, suit or proceeding in a timely manner pursuant to this Section shall not limit the obligation of the Indemnifying Party under this Article VIII, except to the extent such Indemnifying Party is actually prejudiced thereby.

8.4 Third-Party Claims.

(a)
If an Indemnified Party gives notice pursuant to Section 8.3 of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith upon advice of outside counsel that joint representation would be inappropriate), to assume the defense of such Third-Party Claim with counsel of its choice.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Party assumes the defense of a Third-Party Claim, (w) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (x) no compromise or settlement of such Third-Party Claim may be effected by the Indemnified Party without the Indemnifying Party's consent, (y) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission that the Indemnified Party violated any Law or any rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (z) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent.  If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(b)
The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party.

(c)
With respect to any Third-Party Claim subject to indemnification under this Article VIII, (i) each of the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to defend any Third-Party Claim.

8.5 Survival. The representations and warranties contained herein shall survive for eighteen (18) months following the Closing Date. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to eighteen months (18) following the Closing Date shall survive until finally resolved.

8.6 Right of Setoff.  Upon notice specifying in reasonable detail the basis therefor, either Purchaser or Seller may set off any amounts due or payable pursuant to this Article VIII against amounts otherwise due or payable under this Agreement. The exercise of such right of setoff by Purchaser or Seller in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder.

8.7 Sole Remedy.  Subject to Section 10.10, each Party acknowledges and agrees that the remedies provided for in this Article VIII shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (a) limit the liability of any Party for knowing and intentional fraud or willful misconduct or (b) prevent or restrict any Person who is a party to any Ancillary Agreement from obtaining monetary damages or any other legal or equitable relief in connection with the breach of such agreement.

8.8 Indemnity Payments.  In the event that any Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party.  All payments made pursuant to this Article VIII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

8.9 No Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

Article IX.
Product Returns and Rebates

9.1 Product Returns. Purchaser shall, or shall cause all of its distributors to, process and be financially responsible for all returns of Products made after the Closing Date.  To be clear, Purchaser shall not be responsible for any Product Liability related to or arising out of the distribution of Product prior to the Closing Date.

9.2 Government Rebates. Responsibility for rebates pursuant to any government rebate programs with respect to government claims for Products ("Government Rebates") shall be allocated between Seller and Purchaser as follows:

(a)	Seller shall be responsible for all Government Rebates with respect to Products dispensed to patients on or prior to the Closing Date.

(b)	Purchaser shall be responsible for all Government Rebates with respect to Products dispensed to patients beginning on the day following the Closing Date.

(c)
Purchaser shall have the right to request through Seller any claims level data (dispense date) contained in any report from a state rebate program which shall be used for purposes of determining the date of such claim or for state rebate dispute purposes. In the event Purchaser determines an invoice or claim for a Government Rebate should be disputed, Seller shall cooperate with Purchaser to dispute such claim or invoice.

(d)
To the extent that information related to Government Rebates is received with respect to the calendar quarter that includes the Closing Date, and such information does not include a dispense date, (i) Seller shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Government Rebate and (ii) Purchaser shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (i)(x) above and (y) the amount of the Government Rebate.

9.3 Commercial Rebates. Responsibility for commercial rebates with respect to Products ("Commercial Rebates") shall be allocated between Seller and Purchaser as follows:

(a)	Seller shall be responsible for all Commercial Rebates with respect to Products dispensed to patients on or prior to the Closing Date.

(b)	Purchaser shall be responsible for all Commercial Rebates with respect to Products dispensed to patients beginning on the date following the Closing Date.

(c)
To the extent that information related to Commercial Rebates is received with respect to the calendar quarter that includes the Closing Date, and such information does not include a dispense date, (i) Seller shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Commercial Rebate and (ii) Purchaser shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (i)(x) above and (y) the amount of the Commercial Rebate.

9.4 Misdirected Claims.

(a)
If Purchaser or Seller (the "Non-Responsible Party") receives an invoice with respect to a Government Rebate, a Commercial Rebate or a chargeback claim that is the responsibility of the other Party (the "Responsible Party"), such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party's behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment. If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party's prior written consent; provided, however, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party; and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

(b)
To the extent that a Non-Responsible Party remits a payment payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices from such Non-Responsible Party; provided, however, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

9.5 Reporting. Each Party shall use its commercially reasonable efforts to (A) file all necessary documentation with Governmental Authorities required as a result of the transactions contemplated by this Agreement and (B) reasonably assist the other Party in implementing the allocation of liability and financial and legal responsibility set forth in this Section.

9.6 Coupon Rebates.  The Parties acknowledge that there are no cash balances of deposits and prepaid amounts on hand with any provider of coupon related services.  Responsibility for coupon rebates with respect to Products (“Coupon Rebates”) shall be allocated between Seller and Purchaser as follows:

(a)	Seller shall be responsible for all Coupon Rebates with respect to Products dispensed to patients on or prior to the Closing Date.

(b)	Purchaser shall be responsible for all Coupon Rebates with respect to Products dispensed to patients beginning on the date following the Closing Date.

(c)
To the extent that information related to Coupon Rebates is received with respect to the month that includes the Closing Date, and such information does not include a dispense date, (i) Seller shall be responsible for the amount of such Coupon Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such month and ending on the Closing Date, and the denominator of which is the number of days in such month, and (y) the amount of the Coupon Rebate and (ii) Purchaser shall be responsible for the amount of such Coupon Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (i)(x) above and (y) the amount of the Coupon Rebate.

Article X.
Miscellaneous

10.1 Notices.  Notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission; (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

to Seller:

Vansen Pharma, Inc.
1600-3500 boul. De Maisonneuve O.,
Westmount, Quebec, CANADA, H4Z 3C1
Attention:  Dr. Patrick Frankham, Ph. D.

to Purchaser:

Okana Ventures, Inc.

101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV89109

Attention: The Chief Executive Officer

with a copy (which shall not constitute notice) to:

Norton Rose Canada LLP
3800, 200 Bay Street
Toronto, ON M5J 2Z4
Attention:  Marvin Singer
Email: marvin.singer@nortonrosefulbright.com

10.2 Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Assignment.  No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that each Party may, without any other Party's consent, assign its rights or obligations to an Affiliate; provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder.

10.4 Entire Agreement.  This Agreement, together with the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters which shall remain in full force and effect for the term provided for therein.

10.5 Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.6 Public Disclosure.  Any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby shall be issued in such form as mutually agreed upon by Seller and Purchaser. Except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of Purchaser or Seller are listed, if any (in which case such Party shall promptly notify the other Parties and provide the other Parties with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party's control), no other press release or similar public announcement or communication shall, at any time, be made by Purchaser or Seller or caused to be made by them concerning this Agreement or the transactions contemplated hereby unless the disclosing Party shall have consulted with the other Parties in advance with respect thereto and such other Parties consent in writing to such release, announcement or communication.  Notwithstanding anything to the contrary in the foregoing, each Party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with this Section.

10.7 Expenses.  Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.8 Governing Law; Jurisdiction; No Jury Trial.

(a)	The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of New York without regard to the choice of Law principles thereof.

(b)	EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

10.9 Arbitration; Mediation.

(a)
Any dispute, controversy or claim involving any Party or its Affiliates arising out of or relating to this Agreement or any Ancillary Agreements (a "Dispute"), shall first be submitted to a senior business person of each of Purchaser and Seller, each with authority to resolve the Dispute. If such Persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, either Party may submit such Dispute to nonbinding mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association ("AAA"). Such mediation shall be attended on behalf of each Party by a senior business person with authority to resolve the Dispute.  Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.  The costs of mediation shall be shared equally by the parties to the mediation.

(b)
The Panel shall decide the Dispute in accordance with the substantive law of New York. THE PANEL SHALL NOT AWARD EITHER PARTY NON-COMPENSATORY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, UNLESS SUCH PARTY IS SEEKING SUCH TYPE OF DAMAGES ON THE BASIS THAT IT WAS REQUIRED TO PAY SUCH TYPE OF DAMAGES TO A THIRD PARTY. The award of the Panel may be entered in any court of competent jurisdiction.

(c)
The costs of the arbitration including the fees and expenses of the Panel and reasonable attorneys' fees and expenses shall be borne by the non-prevailing Party and awarded by the Panel in the award.  In determining the reasonableness of the attorneys fees the Panel shall take into account all relevant facts and circumstances, including but not limited to the amount of damages sought and the amount of the award.

10.10 Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such Party.

10.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

10.12 Headings.  The heading and section references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

10.13 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.14 Currency.  All monies set forth in this Agreement are to be properly paid in United States (U.S.$) currency.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EXHIBIT A
PRODUCTS

1.	10122-0801-20 Spectracef® (cefditoren pivoxil) film coated Tablets 200mg 20 Tablets in 1 Blister Pack

2.	10122-0802-02 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 2 Tablets in 1 Blister Pack

3.	10122-0802-20 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 20 Tablets in 1 Blister Pack

4.	10122-0802-28 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 28 Tablets in 1 Blister Pack

5.	24486-0801-20 cefditoren pivoxil film coated Tablets 200mg 20 Tablets in 1 Blister Pack

6.	24486-0802-20 cefditoren pivoxil film coated Tablets 400mg 20 Tablets in 1 Blister Pack

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT - ASSUMED CONTRACTS

ASSIGNMENT AND ASSUMPTION AGREEMENT, entered into on July 30, 2013 by and among Okana Ventures, Inc., 101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV89109 ("Purchaser") and Vansen Pharma, Inc. 1600-3500 boul. De Maisonneuve O., Westmount, Québec, CANADA, H4Z 3C1 ("Seller").

WITNESSETH

WHEREAS, the Purchaser and the Seller are parties to an Asset Purchase Agreement dated July 30, 2013 by and between Purchaser and Seller (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller agreed to assign and the Purchaser agreed to assume certain contracts of the Seller, including those listed on Schedule 2.1(a) attached to this Assignment and Assumption (the “Transferred Contracts”).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

1. Effective from and after the Closing, the Seller hereby assigns to the Purchaser, free and clear of all Liens, the Transferred Contracts.

2. Effective from and after the Closing, the Purchaser hereby assumes the Transferred Contracts.

3. This Assignment and Assumption Agreement shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

4. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling.

5. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

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E-B-1

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

E-B-2

SCHEDULE 2.1(a)
ASSUMED CONTRACTS

1.	License and Supply Agreement dated as of April 10, 2012 by and between Meiji Seika Pharma Co., Ltd. and Seller.

EXHIBIT C
BILL OF SALE

BILL OF SALE, made, executed, delivered and effective on July 30, 2013, entered into by Vansen Pharma, Inc. 1600-3500 boul. De Maisonneuve O., Westmount, Québec, CANADA, H4Z 3C1 ("Seller") and Okana Ventures, Inc., 101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV89109  ("Purchaser").

WITNESSETH

WHEREAS, the Seller and the Purchaser are parties to that certain Asset Purchase Agreement dated July 30, 2013 by and between Purchaser and Seller (the “Agreement”), providing for, among other things, the transfer and sale to the Purchaser of all of Seller’s rights, title and interest in, to and under the Purchased Assets (such capitalized term and, except as defined herein, all other capitalized terms used herein shall have the same meanings ascribed to them in the Agreement), and on the terms and conditions provided in the Agreement.

WHEREAS, the Purchaser and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Assets, subject to the Assumed Liabilities and subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject only to the Assumed Liabilities and subject to the terms and conditions of the Agreement and free and clear of Liens.

TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser, its successors and assigns, FOREVER.

The Closing Purchase Price for the Purchased Assets is as provided for in the Agreement.

This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Bill of Sale shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Bill of Sale except as provided below.  No assignment of this Bill of Sale or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto.  This Bill of Sale may not be amended except by an instrument in writing authorized and executed by the Seller and Purchaser.

If any term or other provision of this Bill of Sale is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Bill of Sale shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Bill of Sale so as to effectuate the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

E-C-1

The parties hereto hereby recognize and confirm that their execution of this Bill of Sale shall not discharge or otherwise modify the representations, warranties, rights and obligations of Seller and Purchaser under the Agreement.  This Bill of Sale is subject and subordinate to all of the terms and provisions of the Agreement, and to the extent of any conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Purchase Agreement shall prevail.
This Bill of Sale shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such state, and any rules regarding conflicts of law shall not apply.

This Bill of Sale may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Bill of Sale and all of which, when taken together, will be deemed to constitute one and the same Bill of Sale.  The exchange of copies of this Bill of Sale and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Bill of Sale as to the parties hereto and may be used in lieu of an original Bill of Sale for all purposes.  Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

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IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representatives of the Seller and Purchaser on the date first above written.

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is effective as of July 30, 2013 (the “Effective Date”), made by and between Okana Ventures, Inc., 101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV89109 (“Purchaser”) and Vansen Pharma, Inc. (“Vansen”).

WITNESSETH:

WHEREAS, pursuant to the terms of an Asset Purchase Agreement dated July 30, 2013 between Purchaser and Vansen (the “Asset Purchase Agreement”), Vansen has sold its assets and granted certain licenses to Purchaser in and for the Territory (as hereinafter defined); and

WHEREAS, in connection with the Asset Purchase Agreement, Purchaser desires and Vansen is willing, to provide certain warehousing, distribution and other transition services during the Transition Period (as hereinafter defined) with respect to Products and Purchased Assets (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1	The following terms as used in this Agreement, whether used in the singular or the plural, shall have the meanings as set forth in this Section 1.1.

“Affiliate” shall mean any company or business entity directly or indirectly controlled by, controlling or under common control with a party to this Agreement.  For this purpose, “control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a company or business entity and control is conclusively presumed in case of direct or indirect ownership of more than 50% (fifty percent) of the voting stock of such company or the right to receive over fifty percent (50%) of the profits or earnings of an entity.  Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

“Business” means the business related to the Purchased Assets as carried on by Vansen immediately prior to the Effective Date.

“Business Day” means a day on which banks are open for business in the City of New York but does not include a Saturday, Sunday or holiday in the State of New York.

“Effective Date” shall have the meaning given such term in the introductory paragraph to this Agreement.

“FDA” means the US Food and Drug Administration.

“Personnel” shall have the meaning given to such term in the Asset Purchase Agreement.

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“Products” means:

(a)	10122-0801-20 Spectracef® (cefditoren pivoxil) film coated Tablets 200mg 20 Tablets in 1 Dose Pack;

(b)	10122-0802-02 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 2 Tablets in 1 Blister Pack;

(c)	10122-0802-20 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 20 Tablets in 1 Dose Pack;

(d)	10122-0802-28 Spectracef® (cefditoren pivoxil) film coated Tablets 400mg 28 Tablets in 1 Dose Pack;

(e)	24486-0801-20 cefditoren pivoxil film coated Tablets 200mg 20 Tablets in 1 Dose Pack; and

(f)	24486-0802-20 cefditoren pivoxil film coated Tablets 400mg 20 Tablets in 1 Dose Pack.

“Purchased Assets” shall have the meaning given to such term in the Asset Purchase Agreement.

“Recall” with respect to any Product, shall mean a “recall”, or “product withdrawal” or “stock recovery”, as those terms are defined in the Recall Procedures, and shall include any post-sale warning or mailing of information regarding such Product, including those warning or mailings described in the Recall Procedures.

“Recall Procedures” means the Product Recall Procedures reflected in Good Manufacturing Practices and Vansen’s standard operating procedures.

“Statutory Provision” shall have the meaning given such term in Section 1.2(1)(e) hereof.

“Term” shall have the meaning given to such term in Section 4.1 hereof.

“Territory” means the country of the United States of America.

“Transition Services” shall have the meaning given to such term in Section 2.

“Transition Period” means the period from the Effective Date until expiry of the Term.

1.2	Interpretation

(1)	Unless the context otherwise requires in this Agreement, reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)
a person includes a natural person, corporation, judicial entity, association, statutory body, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or government, state or any political subdivision, instrumentality, agency or authority;

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(d)	a party includes the party’s executors, administrators, successors and permitted assigns;

(e)	a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:

(i)	that Statutory Provision as amended or re-enacted from time to time; and

(ii)	a statute, regulation or provision enacted in replacement of that Statutory Provision; and

(f)	“money” or “$” is to United States dollars of United States.

(2)	Including and similar expressions are not words of limitation.

(3)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)
Any reference in this Agreement to “this Agreement” includes all schedules to this Agreement and all amendments, additions and variations thereto agreed between the parties.  Any references to “Sections” and “Schedules” in this Agreement shall be construed as references to the sections and schedules of this Agreement.

(6)
A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(7)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

2. TRANSITION SERVICES

2.1
Transition Services. Subject to the terms and conditions of this Agreement, during the Transition Period, Purchaser hereby retains Vansen to provide, and Vansen hereby agrees to provide (or cause a third party contractor to provide) for Purchaser, certain warehousing, distribution, customer service and accounts service, in connection with Vansen’s distribution of Products in the Territory including, without limitation, providing warehousing space, providing appropriate personnel to accept and warehouse inventory of  Products shipped to its or its agents’ facilities, arranging for the shipping and delivery of Products to customers, providing certain administrative and support services in connection with Vansen distribution of Products in the Territory, providing certain regulatory, pharmacovigilance, medical information and quality assurance services consistent with Vansen past standards and maintaining the Products in compliance with FDA standards and regulations,  services relating to the transfer of ownership of the Purchased Assets from Vansen to Purchaser, retention of the Personnel and administration of the Personnel, all as more specifically set forth in Schedule 2.1 attached hereto and made a part hereof (collectively, the “Transition Services”).  In providing the Transition Services, Vansen, as agent of and for the benefit of Purchaser and subject to the control of and direction of Purchaser, shall conduct the Business, consistent with past practice of Vansen and in the ordinary course of normal day-to-day operation.

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2.2	Personnel. During the Transition Period, Vansen will ensure that the Personnel and other appropriate personnel are available to provide the Transition Services.

2.3
Costs. The Transition Services will be provided by Vansen at no cost to Purchaser. All costs and charges charged by third parties providing the Transition Services (by way of example Methapharm and Insperity (as defined herein)) will be paid by Vansen on behalf of Purchaser out of Purchaser’s funds.

2.4
Compliance with Laws.  Each party shall, and shall cause its respective employees to, comply with all provincial, federal, local and foreign laws, regulations and orders which may be applicable to the Transition Services.

2.5
Standard of Performance.  Vansen shall ensure that the Transition Services are provided commensurate with the standard of care, and as applicable in accordance with good manufacturing practices, as used by Vansen in the performance of the same or similar functions for itself in relation to Products immediately preceding the Effective Date.

2.6
Title and Risk of Loss.  Title to the Products subject to Transition Services hereunder shall at all times remain with Vansen until transferred to Purchaser as part of the transfer of ownership of the Purchased Assets from Vansen to Purchaser, and, subject to Section 4, Purchaser assumes all risk of loss of such Products as of the Effective Date.  The Products while in Vansen’s possession and control will be insured by Vansen at Purchaser’s expense.  Vansen shall have no risk or liability for loss or casualty to the Products except in the event that any loss or damage to such goods is shown to have resulted from the gross negligence or willful misconduct by Vansen.

2.7	Product Returns. The respective responsibilities of Purchaser and Vansen for returns of the Products are set forth in the Asset Purchase Agreement.

2.8
Customers.  Vansen shall deliver a notice to be sent to all contracted customers, buying groups, trade customers, and wholesalers, notifying them of the transfer of the sales, distribution and customer support services for the Product from Vansen to Purchaser, which notice shall be in a form acceptable to Purchaser.

2.9
Formularies and Private Health Insurers.  Vansen shall deliver the notice to be sent to public insurers, including formularies, and to private insurers, as applicable, notifying them of the transfer of the sales, distribution and customer support services for the Product from Vansen to Purchaser, which notice shall be in a form acceptable to Purchaser.

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2.10
Pricing of Product.  If, during the term of this Agreement and subject to this Section 2.10, Vansen shall sell Products for Purchaser’s account, such sales shall be at the same prices in effect immediately prior to the Effective Date.  Vansen shall not change the price or other terms and conditions of sale without Purchaser’s prior written consent.  Where applicable and until the Effective Date of a notice provided in accordance with this Agreement, any contract prices to specific customers (including without limitation applicable discounts, chargebacks and rebates) in effect immediately prior to the Effective Date shall continue in effect.

2.11
Vansen Sales Prior to Effective Date.  Vansen shall, for its own account, sell and distribute Products in the Territory for all purchase orders that Vansen received and which have been shipped to its wholesalers or other customers prior to the Effective Date.  All costs and profits related to such sales shall be entirely for the benefit of Vansen and the income therefrom shall correspondingly accrue to Vansen and be recorded by Vansen.

2.12
Sales during Transition Period.  During the Transition Period, all sales and distribution of the Product in the Territory to wholesalers or other customers shall be for the ultimate benefit of Purchaser.

2.13
Books and Records. From the Effective Date and throughout the Transition Period, Vansen shall maintain separate books and records (“Records”) directly related to the Business consistent with its customary accounting and business practices existing on the Effective Date which shall record all relevant items including but not limited to all payments made by Vansen on behalf of Purchaser and all amounts received by Vansen on behalf of Purchaser.

2.14	Bank Account. Vansen shall maintain a segregated bank account in Vansen’s name on behalf of Purchaser to which all remittances relating to Product sales will be paid.

2.15
Reports. Vansen shall provide to Purchaser within 5 Business Days of the end of each calendar month during the Transition Period and within 5 Business Days following expiry or early termination of the Agreement, a detailed report directly relating to the performance of the Business and performance of the Transition Services, which shall include a breakdown of amounts paid and received by Vansen on behalf of Purchaser.

2.16
Audit. Upon reasonable prior written notice during the Transition Period and for 3 (three) months thereafter, Vansen shall allow Purchaser and its representatives to inspect the Records in Vansen’s offices for the purposes of confirming Vansen’s compliance with this Agreement, provided that a Vansen representative is present during any such inspection.  Purchaser, or its representative(s), shall conduct such audit, at its expense, during normal business hours at a time on which the parties have mutually agreed to, and in such a manner that does not unreasonably interfere with Vansen’s normal business activities.

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3. TAXES

Purchaser Responsible for Taxes.  Any and all taxes (excluding income taxes based solely upon Vansen’s net income) relating to Transition Services provided under this Agreement, including, without limitation, sales, use, goods and services and excise taxes required to be paid by any tax authority shall be borne by Purchaser.  Official receipts indicating proof of payment of any such taxes shall be secured and made available to Purchaser upon request as evidence of payment.

4. TERM AND TERMINATION

4.1
This Agreement shall be effective as of the Effective Date and shall continue in effect for a period of 90 days, automatically renewable for consecutive periods of 30 days until such time as Purchaser confirms completion of the transfer of the ownership of the Purchased Assets,  unless earlier terminated as provided in this Section (the “Term”).

4.2	This Agreement may be terminated by written notice given by either party as follows:

(1)
If the other party shall be in breach of any material obligation hereunder, and has not cured such breach within thirty (30) Business Days after receipt of a notice from the non-breaching party requesting the correction of such breach.  Such termination shall be effective upon failure of the breaching party to cure such breach within the specified time period; or

(2)
If the other party shall be in breach of any material obligations under the Asset Purchase Agreement or any ancillary agreement and has not cured such breach within thirty (30) Business Days after receipt of a notice from the non-breaching party requesting the correction of such breach.  Such termination shall be effective upon failure of the breaching party to cure such breach within the specified time period; or

(3)
Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by the other party, or upon the failure by the other party for more than thirty (30) Business Days to discharge any such actions against it.  Such termination shall be effective upon receipt of the notice; or

(4)	If the force majeure event specified in Section 5.1 shall continue for more than thirty (30) consecutive days.

4.3	This Agreement may be terminated by Purchaser upon thirty (30) Business Days prior written notice to Vansen.

4.4
The termination of this Agreement shall not affect the rights and obligations of the parties arising prior to such termination.  Termination under this Section 4 shall relieve and release all parties from any liabilities and obligations under this Agreement other than those specifically set forth in this Section 4, those that survive termination in accordance with Section 5.13 and any and all obligations to indemnify the other party in accordance with Section 5. Notwithstanding any provision of the Asset Purchase Agreement or any ancillary agreement to the contrary, termination of this Agreement shall not affect the rights and obligations of the parties under the Asset Purchase Agreement and the ancillary agreements.

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5. MISCELLANEOUS

5.1
Force Majeure.  The parties shall not be liable for the failure or delay in performing any obligation under this Agreement, if and to the extent such failure or delay is due to (a) acts of God; (b) weather, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargoes or blockades; (e) national or regional emergency; (f) injunctions, strikes, lockouts, labor trouble or other industrial disturbances; (g) shortage of adequate fuel, power, materials, or (h) any other event which is beyond the reasonable control of the affected party; provided that the party affected shall promptly notify the other of the force majeure condition and shall exert all commercially reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

5.2
Regulatory Compliance and Approval.  After the Effective Date and during the Transition Period, Purchaser and Vansen shall cooperate to fulfill all responsibilities for regulatory compliance that either Purchaser or Vansen may have with respect to the Product under applicable law and in accordance with the Asset Purchase Agreement and the ancillary agreements.

5.3
Regulatory Compliance - Adverse Event, Product Complaint Reporting and Recalls.  During the Transition Period, Vansen will be responsible for (i) managing Recall Procedures and (ii) filing adverse drug reaction reports with FDA and other applicable regulatory authorities for Products sold by Vansen as required by applicable laws and regulations including but not limited to ICH guidelines. In the event of a Recall during the Transition Period, Vansen agrees that it will use commercially reasonable efforts to consult and work together with Purchaser in determining a course of action to handle the Recall.  Purchaser will be responsible for (i) managing Recall Procedures and (ii) filing adverse drug reaction reports with FDA and other applicable regulatory authorities for Product after the Transition Period.  During the Transition Period, each party shall provide, in writing to the other party, all information regarding adverse drug events and product complaints, immediately but no later than three (3) calendar days after becoming aware of such information, in the form and format received.

5.4
Choice of Law.  This Agreement, and all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of  the State of New York, without regard to the choice of Law principles thereof.  Each Party consents to the exclusive jurisdiction of the Federal and State courts located in New York City, New York.

5.5
Independent Contractor.  The parties hereto are independent contractors.  Nothing in this agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties.  Neither party shall enter into any agreements or make any commitments for the other.

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5.6
Assignment.  Neither party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except that either party may assign its rights and duties hereunder without obtaining such consent to any Affiliate.  For greater certainty, the entering into by a party of any subcontracting, licensing or distributorship agreement shall not in itself constitute an assignment or transfer of this Agreement.

5.7
Entire Agreement.  This Agreement, together with the Asset Purchase Agreement and the Schedules attached hereto and thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and except as expressly otherwise provided herein, supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter hereof.

5.8	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.9
Modification and Waiver.  No amendment, modification or alteration of the terms of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) and such waiver shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.  No delay on the part of any party exercising any right, power or privilege hereunder shall operate as a waiver thereof.

5.10
Notices.  Notices under this Agreement shall be given in writing and shall be given by delivery in person, by electronic or facsimile transmission or other standard forms of written communications, by overnight courier or by registered or certified mail, postage prepaid:

If to Purchaser:

Okana Ventures, Inc.,
101 Convention Center Dr. Ste 700, Las Vegas, Nevada, NV 89109
Attention: The Chief Executive Officer

If to Vansen:

Vansen Pharma, Inc.
1600-3500 boul. De Maisonneuve O.,
Westmount, Québec,
CANADA, H4Z 3C1
Attention: Patrick Frankham, President

or at such other address for a party as shall be specified by like notice.  The date of giving any such notice shall be the date of hand delivery, the date of confirmed receipt if sent by electronic or facsimile transmission,  or other standard forms of written communications, the day after delivery to the overnight courier service, and the date three (3) calendar days following the posting of the registered or certified mail.

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5.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement.

5.12
Survival of Certain Provisions.  The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof (including, without limitation, any payment obligations arising or accruing prior the completion of performance, expiration or termination of this Agreement) by either party or both parties hereunder shall so survive the completion of performance, expiration or termination of this Agreement.

5.13
Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a pan hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties in order to accomplish, to the extent possible, the original business purpose and economic benefit of the original provision.

5.14
Review by Legal Counsel.  Each of the parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel.  Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting party shall not apply.

5.15
Third Party Beneficiaries.  Except as stated in Section 5.2 and 5.3, nothing in this Agreement, express or implied, is intended to confer upon any third party, any rights, remedies, obligations or liabilities.

5.16
Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or at equity.

5.17
Further Assurances.  Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

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SCHEDULE 2.1

TRANSITION SERVICES

During the Transition Period, Vansen will provide the services or cause the services to be provided by third parties (including but not limited to Methapharm and Insperity (as defined below), as outlined below:

1.	Warehousing of the Products;

2.	Customer service functions for the Products including communicating and transmitting orders ;

3.	Responding promptly to all Product inquiries including adverse reactions and Recalls from FDA and customers regarding the Products;

4.	Regulatory, medical information and pharmacovigilance services; and

5.	Quality assurance services in the same manner as prior to the Effective Date.

6.	All services provided to Vansen prior to the Effective Date pursuant to the following contracts:

-
Master Regulatory Support Service effective April 1, 2012 by and between Methapharm Inc., a company incorporated pursuant to the laws of the province of Ontario and having a place of business at 81 Sinclair Boulevard, Brantford, Ontario, N3S 7X6 Canada (hereinafter referred to as the “Methapharm”) and Vansen,

-	Master 3PL Support Service Agreement effective April 1, 2012 by and between Methapharm and Vansen,

-	Quality Agreement executed March 1, 2012 by and between Methapharm and Vansen, and

-
Client Services Agreement by and between Insperity PEO Services, L.P.,, a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802 (“Insperity”) and Vansen.

7.	Facilitate the transfer of employment of the Personnel to Purchaser on the same terms and conditions as employed at the Effective Date.

8.	All services required to complete the transfer of ownership of the Purchased Assets from Vansen to Purchaser.

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SCHEDULE 2.1(A)

(1)           Master Regulatory Support Service effective April 1, 2012 by and between Methapharm Inc., a company incorporated pursuant to the laws of the province of Ontario and having a place of business at 81 Sinclair Boulevard, Brantford, Ontario, N3S 7X6 Canada (hereinafter referred to as the “Methapharm”) and Seller.

(2)           Master 3PL Support Service Agreement effective April 1, 2012 by and between Methapharm and Seller.

(3)           Quality Agreement executed March 1, 2012 by and between Methapharm and Seller.

(4)           Client Services Agreement by and between Insperity PEO Services, L.P.,, a Delaware limited partnership, with its principal place of business at 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802 and Seller.

For the avoidance of doubt, Purchaser shall have the right but not the obligation to require Seller to assign the above named agreements prior to expiry of the Transition Services Agreement.

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